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February 17, 2003


Insignia Financial Group, Inc.
200 Park Avenue
New York, New York 10166

CB Richard Ellis Services, Inc.
355 S. Grand Avenue, Suite 3100
Los Angeles, CA 90071


          RE: CANCELLATION OF WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF INSIGNIA FINANCIAL GROUP, INC. ("THE COMPANY")

Gentlemen:

     The Company and the undersigned are parties to a Warrant Agreement, dated the date set forth on the signature page hereto, pursuant to which the undersigned has the right to purchase (the "Warrants") the number of shares of common stock, par value $0.01, of the Company (the "Common Stock") set forth on the signature page hereto at an exercise price per share set forth on the signature page hereto (the "Exercise Price").

     The undersigned understands that the Company proposes to enter into an Agreement and Plan of Merger (as it may be from time to time amended, the "Merger Agreement") by and among CBRE Holding, Inc., a Delaware corporation, CB Richard Ellis Services, Inc. ("Parent"), the Company and an acquisition entity wholly owned by Parent ("Merger Sub"), pursuant to which among other things, Merger Sub shall merge with and into the Company such that, after giving effect to said merger, the Company shall be the surviving entity and thereafter continue its existence as a wholly-owned subsidiary of Parent (the "Merger").

     In order to induce the Company and Parent to execute the Merger Agreement and to facilitate the consummation of the Merger, the undersigned hereby irrevocably agrees to the cancellation of the Warrants upon the effectiveness of the Merger. As soon as practicable after the effectiveness of the Merger, Parent will pay, or will cause the Company t pay, the undersigned an amount per share of Common Stock underlying the Warrants, vested or unvested, equal to the excess, if any, of the merger consideration per share to be paid to holders of shares of Common Stock of the Company pursuant to the Merger Agreement over the Exercise Price.

     In connection with the foregoing, the undersigned represents and warrants to the Company and Parent that (i) it is the record or beneficial owner of the Warrants, (ii) this letter agreement is a legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms, (iii) the Warrants represent all of the warrants beneficially owned by the undersigned as of the date hereof, and (iv) it has good title to the Warrants, free and clear of all claims, liens, charges, encumbrances and security interest of any nature whatsoever.

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     In addition, the undersigned covenants and agrees that from the date hereof until the Expiration Date (as defined below), the undersigned shall not cause or permit any Transfer (as defined below) of the Warrants. For purposes of this letter agreement, a person shall be deemed to have effected a "Transfer" of a security if such person or entity, directly or indirectly: (i) sells, offers to sell, makes any short sales of, pledges, encumbers, lends, hypothecates, enters into any type of equity swap or hedging of, grants an option with respect to, transfers or disposes of such security, any interest therein, or the economic consequences of ownership of such security or (ii) enters into an agreement, contract or commitment providing for the sale of, making any short sales of, pledge of, lending of, encumbrance of, equity swap or hedging of, grant of an option with respect to, transfer of or disposition of such security, any interest therein or the economic consequences of ownership of such security, other than any such actions pursuant to which such person or entity maintains all voting rights with respect to such security.

     This letter agreement, the consent and all obligations of the undersigned hereunder shall automatically terminate as of the earlier to occur of the following (such date, the "Expiration Date"): (i) February 28, 2003, if the Merger Agreement is not executed by all parties thereto on or before such date, and (ii) such date and time as the Merger Agreement will have been validly terminated as set forth therein.

         The undersigned agrees to execute and deliver any additional documents necessary or desirable, in the reasonable determination of the Company's or Parent's legal counsel, as the case may be, to carry out the intent of this letter agreement.

Sincerely,

/s/ Andrew L. Farkas
--------------------
Andrew L. Farkas


Date of Warrant Agreement: January 14, 2000
Number of Common Stock Underlying the Warrants: 500,000
Exercise Price Per Share: $8.00